FOR IMMEDIATE RELEASE
                                                            October 16, 1996


                     MASCOTECH, INC. ANNOUNCES THE PURCHASE
                    OF A MAJOR PORTION OF MASCO CORPORATION'S
                              HOLDINGS IN MASCOTECH


      MascoTech, Inc. announced that it has reached an agreement for the purchase from Masco Corporation of 17 million shares of MascoTech common stock and warrants to purchase 10 million shares of MascoTech common stock, both of which are currently owned by Masco Corporation, for approximately $266 million.

      Under the agreement, $115 million cash is to be paid at closing with the balance of the consideration due within one year. The agreement also provides for the extension of the existing corporate services and financing commitment agreements between the two companies and is subject to MascoTech obtaining necessary approvals under its bank credit agreement. As part of this transaction, Richard A. Manoogian, Chairman of Masco Corporation, has also agreed to sell to MascoTech one million shares of MascoTech common stock at the current market price. His present 7 percent ownership in MascoTech common stock would remain approximately the same after the purchase from Masco Corporation is completed. Mr. Manoogian is also the Chairman of MascoTech.

      Masco Corporation has previously stated its intent to reduce its equity ownership interest in MascoTech from the present 45 percent to under 20 percent. This transaction, taking into account the mandatory conversion in 1997 of MascoTech's outstanding preferred stock into common stock, will result in Masco Corporation owning approximately 16 percent of MascoTech's common stock.

      Although this transaction will result in additional leverage of MascoTech's balance sheet in the near term, MascoTech believes that the substantial reduction in MascoTech common shares outstanding should enhance the long-term financial returns to MascoTech's shareholders.

      Headquartered in Taylor, Michigan, MascoTech's transportation-related businesses include metalworked components primarily for vehicle powertrain and drivetrain applications, engineering and other technical support services and automotive aftermarket products.